Exhibit 99.(d)(2)

[ZEBRA LOGO]	Zebra Technologies Corporation 333 Corporate Woods Parkway Vernon Hills, Illinois 60061.3109 U.S.A. Telephone +1.847.634.6890 Facsimile +1.847.634.2058 www.zebracorporation.com

July 10, 2001

Mr. Gary R. Holland
Fargo Electronics, Inc.
6533 Flying Cloud Drive
Eden Prairie, MN 55344

Dear Gary:

    We have requested information from Fargo Electronics, Inc. (the "Company") in connection with the consideration of a possible transaction between the Company and Zebra Technologies Corporation (the "Transaction"). We agree to treat confidentially such information, whether written or oral, and any other information that is provided by the Company, its agents or its representatives (including attorneys and financial advisors) to us, or our directors, officers, employees, agents, advisors, prospective bank or institutional lenders, affiliates or representatives of such agents, advisors or prospective lenders (all of the foregoing collectively referred to as "Representatives"), whether furnished before or after the date of this letter, and all notes, analyses, compilations, studies or other documents, whether prepared by the Company or others, which contain, are derived from or otherwise reflect such information (collectively, the "Evaluation Material").

    "Evaluation Material" does not include information which (i) becomes generally available to the public other than as a result of a disclosure by us or our Representatives, (ii) was available to us on a non-confidential basis prior to its disclosure to us, or (iii) becomes available to us on a non-confidential basis from a source other than the Company, provided that such source is not, to our knowledge, bound by a confidentiality agreement with the Company, or to our knowledge, prohibited from transmitting the information to us by a contractual, legal or fiduciary obligation.

    We recognize and acknowledge the competitive value and confidential nature of the Evaluation Material and the damage that could result if information contained therein is disclosed to a third party or improperly used. It is understood that we may disclose the Evaluation Material only to those Representatives who require such material for the purpose of evaluating a possible Transaction (provided that such Representatives shall be informed of the confidential nature of the Evaluation Material and agree to treat such Evaluation Material in accordance with this Agreement). We agree that the Evaluation Material will be kept confidential and, except with the specific prior written consent of the Company or as expressly otherwise permitted by the terms hereof, we agree that we and our Representatives will not use any of the Evaluation Material (i) for any reason or purpose other than to evaluate a possible Transaction or (ii) in any way directly or indirectly detrimental to the Company.

    We will not disclose to any person without the prior written consent of the Company (1) the fact that the Evaluation Material has been made available to us or that we have inspected any portion of the Evaluation Material, (2) the fact that any discussions or negotiations are taking place concerning a possible Transaction, or (3) any of the terms, conditions or other facts with respect to any possible Transaction, including the status thereof, unless and only to the extent that such disclosure (after making reasonable efforts to avoid such disclosure and after advising and consulting with the Company about the intention to make such disclosure and the proposed contents thereof) is, in the written opinion of counsel which is provided to the Company, required by applicable United States securities laws. The term "person" as used in this letter shall be broadly interpreted to include, without limitation, any corporation, limited liability company, partnership and individual. Without limiting the generality of the foregoing, in the event that the Transaction is not consummated neither we nor our Representatives will use any of the Evaluation Materials for any purpose.

    We will be responsible for any breach of this Agreement caused by our Representatives. We agree, at our sole expense, to take all reasonable measures, including but not limited to court proceedings, to restrain our Representatives (and former employees) from unauthorized disclosure or use of the Evaluation Materials.

    In addition, we hereby acknowledge that we are aware (and that our Representatives who are apprised of this matter have been advised) that the United States securities laws restrict persons with material non-public information about a company, obtained directly or indirectly from that company, from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities, and that the Evaluation Material may contain material non-public information.

    In the event that we or any of our Representatives receive a request or are required (by deposition interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the information contained in the Evaluation Materials we or our Representatives, as the case may be, agree to (i) immediately notify the Company of the existence, terms and circumstances surrounding such a request, (ii) consult with the Company on the advisability of taking legally available steps to resist or narrow such request, and (iii) assist the Company at the Company's expense in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, (i) we or our Representatives, as the case may be, may disclose to any tribunal only that portion of the Evaluation Materials which we are advised by written opinion of counsel is legally required to be disclosed or else stand liable for contempt or suffer other censure or penalty, and shall exercise our best efforts to obtain assurance that confidential treatment will be accorded such and (ii) we shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by us or our Representatives not permitted by this Agreement.

    During the course of our evaluation, all inquiries and other communications will be made directly to Jeffrey Upin or Paul Stephenson or such other employees or representatives of the Company specified by Mr. Upin. Accordingly, we agree, and will direct our Representatives, not to directly or indirectly contact or communicate with any executive or other employee of the Company, concerning the Transaction or any Evaluation Materials, or to seek any information in connection therewith from such person, without the express consent of the Company.

    If we determine not to proceed with the Transaction, we will promptly inform the Company of that decision and, in that case, and at any time upon the Company's request, we will (a) promptly destroy or cause the destruction of all electronic or machine readable copies of the Evaluation Material in our or our Representatives' possession and certify such destruction to the Company in writing, and (b) either (i) promptly deliver to the Company all originals and copies of the Evaluation Material in our or our Representatives' possession or (ii) promptly destroy all originals and copies of Evaluation material in our or our Representatives' possession and certify such destruction to the Company in writing. All Evaluation Material will continue to be subject to the terms of this letter agreement.

    We agree that, for a period of two years after the date of this letter agreement, we will not, without the Company's prior written consent, directly or indirectly, solicit for employment any employee of the Company or any of its divisions or subsidiaries with whom we have had contact or who became known to us in connection with our consideration of the Transaction. A solicitation will not be regarded as having been made in violation of this paragraph if: (a) the person who makes the solicitation on our behalf has no access to or knowledge of any Evaluation Material concerning personnel employed by the Company or its divisions or subsidiaries and none of our personnel or our Representatives who have access to or knowledge of Evaluation Material concerning personnel employed by the Company or its divisions or subsidiaries have actual advance knowledge of such solicitation; or (b) it involved only general solicitation of employment not specifically directed toward personnel employed by the Company or its divisions or subsidiaries.

    We acknowledge and agree that neither the Company nor any of the Company's representatives or agents is making any representation or warranty, expressed or implied, as to the accuracy or completeness of the Evaluation Materials, and none of the Company nor any of the Company's representatives or agents, nor any of their respective officers, directors, employees, representatives, stockholders, owners, affiliates, advisors or agents, will have any liability to us or any other person resulting from use of the Evaluation Materials by us or any of our Representatives. Only those representations or warranties that are included in an agreement between the parties for the Transaction (the "Transaction Agreement") when, as, and if it is executed, and subject to such limitations and restrictions as may be specified in the Transaction Agreement, will have any legal effect.

    We also acknowledge and agree that no contract or agreement providing for the Transaction shall be deemed to exist between the Company and us unless and until the Transaction Agreement has been executed and delivered by the Company and each of the other parties thereto. We also agree that unless and until the Transaction Agreement between the Company and us with respect to the Transaction has been executed and delivered, neither we, the Company nor any of our or their respective officers, directors, employees, representatives, advisors, agents, stockholders or owners has any legal obligation of any kind whatsoever with respect to any such transaction by virtue of this Agreement or any other written or oral expression with respect to such transaction except, in the case of this Agreement, for the matters specifically agreed to herein, and except for the exclusivity letter, dated the date hereof, between the Company and us.

    For purposes of this Agreement, the term "Transaction Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid by us, unless such written acceptance specifically states that it is a binding agreement. We further understand and agree that nothing in this Agreement shall be deemed to give us any claim or rights with respect to any business, assets or rights of the Company.

    We acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this agreement and that any such breach would cause the Company immediate and irreparable harm. Accordingly, we agree that in the event of any breach or threatened breach of this Agreement by us, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

    The agreements set forth in the Agreement may be modified or waived only by a separate writing signed by the parties expressly so modifying or waiving such agreements. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect. The term of this Agreement shall be two (2) years from the date hereof. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the parties consent to jurisdiction in the U.S. District Court for the District of Delaware. This Agreement shall not be assignable by either party without the prior written consent of the other.

    If you are in agreement with the foregoing, please sign and return one copy of this letter, which thereupon will constitute our Agreement with respect to the subject matter hereof.

Very truly yours,
ZEBRA TECHNOLOGIES CORPORATION
By:	/s/ EDWARD KAPLAN
CONFIRMED AND AGREED TO:
FARGO ELECTRONICS, INC.
By:	/s/ GARY HOLLAND
Agreed to: July 10, 2001